Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 December 16, 2010

The following is the latest weekly report for the Exchange Traded Notes Linked to the Credit Suisse Merger Arbitrage Liquid Index (Net) (the “CSMA ETNs”). Daily values (with one day lag) can be found on Bloomberg on CSMA US Equity <GO> or at www.credit-suisse.com/notes.

Performance Comparison*	WTD	MTD	ITD	ITD Vol.
CSMA ETN	-0.15%	-1.00%	-1.00%	1.66%
Credit Suisse Merger Arbitrage Liquid Index (Net)	-0.38%	0.94%	-0.98%	1.38%

*The Credit Suisse Merger Arbitrage Liquid Index (Net) (the “Index”) includes 0.50% p.a. of index calculation fees. Furthermore, an annual investor fee of 0.55% p.a. is associated with the CSMA ETNs which will reduce the amount of the return on the CSMA ETNs at maturity or upon repurchase by Credit Suisse.

	# Positions	Weight
US Long	29	100.9%

International Long	10	26.4%

US Short	3	-9.4%

International Short	5	-16.4%

Sectors	Longs	Shorts
Basic Materials	7.5%	0.0%

Communications	19.6%	-7.2%

Consumer, Cyclical	13.8%	0.0%

Consumer, Non-cyclical	14.7%	-0.8%

Diversified	0.0%	0.0%

Energy	9.1%	0.0%

Financial	9.2%	0.0%

Industrial	17.1%	0.0%

Technology	7.9%	0.0%

Utilities	11.6%	-2.2%

Top 5 Longs	Average Weight*
QWEST COMMUNICATIONS INTL	7.9%

AIRGAS INC	7.2%

ALLEGHENY ENERGY INC	7.0%

DEUTSCHE POSTBANK AG	6.8%

MCAFEE INC	4.8%

*When a position is initiated in the index, its weight is restricted to be no more than 7.5% of the index value. Due to fluctuations in the security levels of the positions in the index, this weight can subsequently exceed 7.5%.

Top 5 Shorts	Average Weight
CENTURYLINK INC	-7.3%

FIRSTENERGY CORP	-6.7%

NORTHEAST UTILITIES	-3.7%

RRI ENERGY INC	-3.5%

SOUTHWEST AIRLINES CO	-2.2%

WTD - week-to-date performance as of the pricing date
MTD - month-to-date performance as of the pricing date
ITD - inception-to-date performance as of the pricing date

Regards,

Investor Relations Team

Effeson Hailemichael
effeson.hailemichael@credit-suisse.com
+1 212 325 4285

Griffin Wetmore
griffin.wetmore@credit-suisse.com
+1 212 538 8495

Online: www.credit-suisse.com/notes

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this weekly report relates. Before you invest, you should read the prospectus in that registration statement and the applicable pricing supplement, prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009 that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

You may access the pricing supplement related to the offering referenced herein on the SEC website at: http://www.sec.gov/Archives/edgar/data/1053092/000095010310002895/dp19449_424b2-etn3.htm